Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

James Spiezio

978-694-9121

spiezio@beaconpower.com

Gene Hunt

978-661-2825

hunt@beaconpower.com

BEACON POWER SIGNS CONTRACT WITH U.S. NAVY
VALUED AT UP TO $3 MILLION

Tyngsboro, Mass., February 3, 2009 — Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has signed a contract with the U.S. Naval Sea Systems Command (NAVSEA) to evaluate the use of flywheel energy storage technology for multiple shipboard applications that will lead to a final conceptual design of a flywheel system for future naval surface combatants.

NAVSEA’s objective is to advance and improve its shipboard Integrated Power Systems (IPS) at both the major component and system level. The final flywheel design is expected to be based on and incorporate many aspects of Beacon’s Smart Energy 25 flywheel, which is now being deployed for large-scale power grid frequency regulation.

“This contract with NAVSEA comes as a result of several years of working closely together to help the Navy understand the value and potential of our flywheel technology for shipboard use,” said Bill Capp, Beacon president and CEO. “Because Navy ships are essentially mini-power grids, this program provides the opportunity to leverage our commercial experience with land-based power grids. We can also build on the knowledge gained from working with DARPA and the U.S. Air Force Research Lab in support of spacecraft energy storage.”

Capp continued: “The agreement reflects NAVSEA’s recognition that our technology, if suitably designed and implemented, can play an important role in making the Navy’s onboard power systems more efficient, flexible, and cost-effective.”

“The U.S. Navy looks forward to working with Beacon Power and leveraging common interests in providing cost-effective power system technologies, such as advanced energy storage, to the fleet,” said Capt. (sel) Lynn Petersen, deputy director of the Electric Ship’s Office (PMS 320) within the Navy’s Program Executive Office, Ships.

Integrated Power Systems are an essential part of the Navy’s all-electric ship program. Based on the anticipated power requirements to support advanced launch systems, weapons and sensor systems, and other shipboard functions, electrical energy storage is now recognized as a fundamental element of an all-electric IPS.

Under terms of this multiyear contract, Beacon will perform an analysis of future shipboard energy storage needs; identify several flywheel applications that could offer the greatest benefit to future naval combatants; assist the Navy’s power plant upgrade development team by characterizing the flywheel applications under consideration and assisting in system-level studies; and validate the results of those studies. Based on the results, Beacon will develop a conceptual flywheel design and simulation models for one or more applications. The value of the initial research and development work is estimated at $900,000, $500,000 of which has already been appropriated. The subsequent phases involve work estimated at up to an additional $2.1 million.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

About NAVSEA

The mission of the Naval Sea Systems Command (NAVSEA) is to develop, deliver and maintain ships and systems on time, on cost for the United States Navy. For more information, see http://www.navsea.navy.mil/default.aspx.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.